Exhibit 8.1

November 7, 2005

SAIC, INC.

10260 Campus Point Drive

San Diego, California 92121

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the following events:

(1) The proposed merger (the “Merger”) of SAIC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of SAIC, Inc., a Delaware corporation (“New SAIC”), with and into Science Applications International Corporation, a Delaware corporation (“Target Company”). New SAIC is a wholly owned subsidiary of Target Company. As a result of the merger, Target Company will be the surviving entity and will become a wholly owned subsidiary of New SAIC.

(2) The dividend (the “Special Dividend”) to be paid by Target Company to its shareholders of record as of a date prior to the Merger.

In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including that certain Agreement and Plan of Merger by and between Target Company, New SAIC and Merger Sub in the form attached as Annex A to that certain Registration Statement on Form S-4 of New SAIC (File No. 333-128022), as amended (the “Registration Statement,” and the Registration Statement and the proxy statement/prospectus that forms a part of the Registration Statement, the “Prospectus”).

Our opinion set forth below assumes each of the following:

(i) All statements, descriptions and representations contained in the Merger Agreement, the Registration Statement, the Prospectus and the certificate delivered to us by New SAIC and Target Company dated October 27, 2005, are true and correct in all material respects and will continue to be true and correct in all material respects as of the time of the Merger and all other relevant times and no actions have been (or will be) taken which are inconsistent with such statements, descriptions and representations.

November 7, 2005

(ii) That the Special Dividend and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and the Prospectus.

(iii) That original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

(iv) That any representation or statement in any document referred to above made “to the knowledge of,” “to the best of the knowledge” or otherwise similarly qualified is correct without such qualification.

(v) That the Special Dividend and the Merger will be reported for federal and state income tax purposes by New SAIC and Old SAIC in a manner consistent with the treatment of the Special Dividend as a dividend and the Merger as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinions set forth below is based on provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinion set forth herein.

Based upon the statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that the Special Dividend should be treated as a distribution to shareholders with respect to their stock subject to taxation in accordance with Section 301 of the Code. Accordingly, the Special Dividend will be taxable as a dividend to the extent paid out of current or accumulated earnings and profits of Target Company. To the extent that the amount of the Special Dividend is greater than current or accumulated earnings and profits, the excess will be treated as a return of investment rather than as taxable income to the extent of basis in the shares. If the amount of the Special Dividend that is in excess of current or accumulated earnings and profits is greater than the basis of the shares, the remaining amount will be treated as gain from the sale of the shares.

While we are of the opinion that the Special Dividend should be treated as a distribution subject to Section 301 of the Code as discussed above, we note that the Internal Revenue Service could take the position that the Special Dividend instead constitutes additional consideration paid to the shareholders in exchange for the Target Company shares

November 7, 2005

in the Merger. Were the Internal Revenue Service to assert this position it would need to rely on the principle well established in case law that the taxation of a transaction or an integrated series of transactions is governed by its “substance” rather than the form that may have been adopted. While not entirely free from doubt, we are of the view that (1) existing case law has not required the application of this case law principle to any transaction with facts substantially similar to those presented by the Special Dividend and Merger, (2) the reasoning and analysis presented by the courts that have considered the application of this case law principle in other situations do not justify the application of the case law principle to the current transactions, and (3) the form of transaction adopted by New SAIC and Target Company is merely one of several alternative means by which the business objectives of New SAIC and Target Company could be accomplished and does not depart from the substance of the transactions being undertaken.

Also based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that the receipt of shares of New SAIC in exchange for shares of Target Company will be an exchange described in Section 351 of the Code. We note that the Merger may also be a reorganization with the meaning of Section 368 of the Code. As a result, pursuant to Section 351 of the Code the shareholders will not recognize gain as a result of the receipt of the shares of New SAIC. We note that if the Internal Revenue Service were to contend, as discussed above, that the Special Dividend is in fact additional consideration received by the shareholders in the Merger and if that contention were sustained, the exchange would nevertheless be an exchange described in Section 351 of the Code. In such event, rather than treating the amount of the Special Dividend as a taxable dividend to the extent of current or accumulated earnings and profits, each shareholder would calculate the gain realized on the exchange of shares pursuant to the Merger and would be taxable on that gain up to the amount of cash received from the Special Dividend. For this purpose, the amount of gain realized would be equal to the sum of the amount of the Special Dividend plus the fair market value of the New SAIC stock received, minus the shareholder’s basis in the Old SAIC shares. The taxable gain would be a capital gain and would be long-term or short-term depending on how long the shareholder held the stock prior to the Merger. If the amount of cash received by a shareholder is greater than that shareholder’s realized gain, that additional cash would not be taxable but would instead be treated as a return of the shareholder’s investment and will reduce the basis of the New SAIC stock in the manner discussed below.

Following the exchange, the shareholders’ basis in the New SAIC stock will be the same as the basis of the Old SAIC stock surrendered, increased by the amount of gain recognized and reduced by the amount of cash received, if any. The holding period for the New SAIC stock will include the period of time that the shareholder owned the Old SAIC stock prior to the Merger.

November 7, 2005

Finally, we are of the opinion that the statements and conclusions of law set forth under the heading “Material Federal Income Tax Consequences to Stockholders” in the Prospectus fairly represent our opinion as to the material federal income tax consequences of the Merger as set forth herein.

Our opinions represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect as of the date of this opinion. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws that arise after the effective date of the Registration Statement.

This opinion is limited to the federal income tax consequences set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the Special Dividend, the Merger or any other transaction. No opinion is expressed as to any transaction other than the Special Dividend and the Merger or to any transaction whatsoever, including the Special Dividend or the Merger, if all the transactions described in the Merger Agreement, the Registration Statement and the Prospectus are not consummated in accordance with the terms of such Agreement, Registration Statement and Prospectus.

We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules or regulations promulgated thereunder or that we are experts with respect to any portions of the S-4 Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Heller Ehrman LLP

Heller Ehrman LLP